Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:	Company Contact:
Kathleen Heaney	Bryce W. Rhodes, President
(203) 803-3585	(713) 850-1880
kheaney@whittierenergy.com

Whittier Announces Closing of Westhoff Ranch Acquisition

HOUSTON, TX – June 1, 2006. – Whittier Energy Corporation (NASDAQ:WHIT) announced today that it has completed the previously disclosed acquisition of a 75% operated working interest (59.5% average revenue interest) in the Westhoff Ranch Field for approximately $19.9 million in cash before closing adjustments. The effective date of this transaction is February 1, 2006. A previously announced second acquisition of certain oil and gas properties owned by Imperial Petroleum, Inc. is expected to close in early July 2006.

The Westhoff Ranch Field is a 2,300 acre property located in Jackson County, Texas. Current net production is 171 barrels of oil per day and 2.1 million cubic feet of gas per day, or 3.1 million cubic feet of gas equivalents per day. Whittier has identified four locations to drill in 2006 and over 40 behind-pipe opportunities. Approximately $2 million of additional capital spending has been budgeted to develop this property in 2006 and approximately $4 million of capital investment has been identified for 2007.

Bryce Rhodes, President and CEO of Whittier commented, “We are enthusiastic about the prospects this property presents for the Company. The Westhoff Ranch Field provides an immediate increase in production and substantial behind pipe and undeveloped reserves to exploit over the next two years.”  Added Mr. Rhodes, “The closing of the Westhoff acquisition reflects our ability to execute our strategy to grow our business and enhance shareholder value through a combination of acquiring, exploiting and exploring oil and gas properties.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

######